May 7, 2020

NOTICE TO HOLDERS OF PREFERRED PLUS 8.375% TRUST CERTIFICATES SERIES CZN-1 (THE “CERTIFICATES”), ISSUED UNDER THE SERIES SUPPLEMENT BETWEEN MERRILL LYNCH DEPOSITOR, INC. AS DEPOSITOR AND THE BANK OF NEW YORK MELLON AS TRUSTEE AND SECURITIES INTERMEDIARY DATED AUGUST 29, 2001

CUSIP1: 740434881

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE BENEFICIAL OWNERS OF THE SUBJECT SECURITIES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RETRANSMITTAL TO SUCH BENEFICIAL OWNERS IN A TIMELY MANNER.

The Bank of New York Mellon is the Trustee under the Trust Agreement (the “Trust Agreement”) which incorporates the Standard Terms for Trust Agreements between Merrill Lynch Depositor, Inc. as Depositor and United States Trust Company of New York as Trustee and Securities Intermediary dated as of February 20, 1998 (the “Standard Terms”) and the Series Supplement dated as of August 29, 2001 (the “Series Supplement”). Capitalized terms used but not defined herein shall have the same meaning or meanings ascribed to them in the Trust Agreement.

The purpose of this Notice is to advise you that Frontier Communications Corporation, which is the issuer of the Underlying Securities, and certain of its direct and indirect subsidiaries filed a Chapter 11 voluntary petition on April 14, 2020 in the United States Bankruptcy Court for the Southern District of New York. This filing results in an acceleration of the Underlying Securities and no payment has been received. As a result of such event, the Trustee is directed under Section 3.04 of the Standard Terms and the definition of Distribution Election under the Series Supplement to distribute the principal amount of Underlying Securities pro rata to the Certificateholders.

Distribution of the Underlying Securities will be made upon presentation of the Certificates for cancellation beginning May 11, 2020 through the DTC’s DWAC System. The Bank of New York

Mellon’s DTC participant number is 901. The Trust will terminate following the distribution of all Underlying Securities.

The Trustee will distribute a face amount of $41,000,000 in Underlying Securities to the 1,380,000 in $25 Certificates which is $29.710145 per certificate. The distribution is considered a bankruptcy distribution with no attribution to principal or interest.

Beneficial owners of the Certificates will receive distributions through the facilities of The Depository Trust Company (“DTC”) and the intermediaries through which they hold their Certificates. Beneficial owners of Certificates should inquire with the intermediary holding their Certificates with respect to the distribution set forth herein.

DTC Participants must accept the distribution of underlying securities through the DTC’s DWAC System. Please provide DTC participant number for distribution.

The foregoing is not intended and should not be construed as investment, accounting, financial, legal or tax advice by or on behalf of the Trustee, or its directors, officers, agents, attorneys or employees. Each person receiving this notice is urged to carefully review it and should seek the advice of its own advisors in respect of the matters set forth herein.

If any Holders have questions about this Notice, they may contact David M. Kerr, Vice President, The Bank of New York Mellon, at david.m.kerr@bnymellon.com.

THE BANK OF NEW YORK MELLON, as Trustee

[1] Note: CUSIP numbers appearing herein have been included solely for convenience of reference. The Bank of New York Mellon assumes no responsibility for the selection or use of such number and makes no representation as to the correctness of the CUSIP numbers listed herein.